Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated January 27, 2006, except for Note 10 as to which the date is May 23, 2006, Note 11 as to which the date is October 9, 2006 and Note 12 as to which the date is November 28, 2006, on the financial statements of Ethanol Grain Processors, LLC (a development stage company) as of December 31, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2005 and 2004 and from the period from inception (October 28, 2004) to December 31, 2005 in the Post Effective Amendment No. 4 to the Form SB-2 Registration Statement of Ethanol Grain Processors, LLC dated on or about December 14, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co, P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
December 14, 2006